SPECTRA
Financial Services, LLC

Certified Public Accountants & Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Current Report on Form 8-K of AntriaBio, Inc. of our report dated February 5, 2013 included in this Current Report on Form 8K dated February 5, 2013 relating to the financial statements of AntriaBio Delaware, Inc (Formerly known as AntriBio, Inc.) for the year ended December 31, 2011 and the period from March 24, 2010 (Inception) to December 31, 2010 listed in the accompanying index.

/s/ Spectra Financial Services, LLC

Spectra Financial Services, LLC
Tampa, FL
February 5, 2013